EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Emulex Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-40959, 333-179194, 333-56440, 333-01533, 333-52842, 333-101657, 333-110643, 333-120837, 333-133885, 333-133309, 333-139782, 333-137825, 333-100514, 333-147870, 333-157961, 333-161580, 333-169068, 333-172040, and 333-186381) on Form S-8 of Emulex Corporation of our reports dated August 28, 2013, with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 30, 2013 and July 1, 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2013, which reports appear in the June 30, 2013 annual report on Form 10-K of Emulex Corporation.

Our report dated August 28, 2013, on the effectiveness of internal control over financial reporting as of June 30, 2013, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Emulex Corporation’s internal control over financial reporting as of June 30, 2013, Endace Limited’s internal control over financial reporting associated with total assets of $161.3 million and total revenues of $13.1 million included in the consolidated financial statement of Emulex Corporation as of and for the year ended June 30, 2013. Our audit of internal control over financial reporting of Emulex Corporation also excluded an evaluation of the internal control over financial reporting of Endace Limited.

/s/ KPMG LLP

Irvine, California

August 28, 2013